                               OFFER TO PURCHASE

                        OFFER TO PURCHASE FOR CASH ALL
                     $5,858,154.82 PRINCIPAL AMOUNT OF THE
               SENIOR CONVERTIBLE DEBENTURES, DUE AUGUST 2, 2003

                                      OF

                              NAMSCO CORPORATION

                                      BY

                        NMS ACQUISITION COMPANY, L.L.C.

         FOR 20% OF THEIR PRINCIPAL AMOUNT (THE "OFFER CONSIDERATION")

  NMS Acquisition Company, L.L.C., a Delaware limited liability company (the "Offeror"), hereby offers (the "Tender Offer") to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), all of the Senior Convertible Debentures, due August 2, 2003 (the "Debentures") of NAMSCO Corporation ("NAMSCO") for the Offer Consideration.


 THE TENDER OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 15, 1997, UNLESS EXTENDED. TENDERS OF DEBENTURES MAY BE WITHDRAWN AT ANY TIME UNTIL THE EXPIRATION TIME (AS DEFINED HEREIN). NO OFFER CONSIDERATION WILL BE PAID FOR DEBENTURES TENDERED AFTER THE EXPIRATION TIME.



  NEITHER DEFAULTED INTEREST NOR ACCRUED INTEREST WILL BE PAID ON THE DEBENTURES PURCHASED PURSUANT TO THE TENDER OFFER

  EACH HOLDER OF DEBENTURES (A "HOLDER") MUST DECIDE WHETHER TO TENDER BASED ON HIS OR HER PARTICULAR CIRCUMSTANCES. HOLDERS SHOULD CONSULT WITH THEIR RESPECTIVE ADVISORS ABOUT THE FINANCIAL, TAX, LEGAL AND OTHER IMPLICATIONS TO THEM OF ACCEPTING THE TENDER OFFER.

  IF YOU DESIRE ADDITIONAL INFORMATION REGARDING THE TENDER OFFER OR NEED ASSISTANCE IN TENDERING YOUR DEBENTURES, YOU MAY CALL GEORGESON & COMPANY INC. WHICH IS ACTING AS INFORMATION AGENT FOR THE TENDER OFFER, AT (800) 223-2064.

                               December 13, 1996

  Notwithstanding any other provision of the Tender Offer, the Offeror's obligation to accept for purchase and to pay for Debentures validly tendered pursuant to the Tender Offer is conditioned upon, among other things, (a) there having been validly tendered and not properly withdrawn prior to the Expiration Time not less than 66 2/3% Principal Amount of the Debentures outstanding, or $3,910,318.35 (the "Minimum Tender Condition") and (b) the satisfaction of the General Conditions (as defined herein). See "The Tender Offer--Conditions of the Tender Offer."

  The Tender Offer will expire at midnight, New York City time, on January 15, 1997 (such date and time being referred to herein as the "Initial Expiration Time," and such date being referred to herein as the "Initial Expiration Date"), unless extended by the Offeror. The term "Expiration Time" means the Initial Expiration Time or, if the Tender Offer is extended, the latest date and time to which the Tender Offer is so extended by the Offeror. The term "Expiration Date" means the Initial Expiration Date or, if the Tender Offer is extended, the latest date to which the Tender Offer is so extended by the Offeror. Promptly after the later of (a) the Expiration Time and (b) the satisfaction or waiver of the conditions specified herein, the Offeror will accept for payment all Debentures validly tendered under the Tender Offer (or defectively tendered, if the Offeror has waived such defect) and not properly withdrawn. The date on which the Offeror accepts Debentures for purchase is referred to herein as the "Acceptance Date." Promptly thereafter, the Offeror will pay the Offer Consideration for such Debentures. The date of payment with respect to the Tender Offer is referred to herein as the "Payment Date." See "The Tender Offer--Acceptance of Debentures for Payment; Payment for Debentures."

  See "Certain Considerations" and "Certain Federal Income Tax Considerations" for discussions of certain factors that should be considered in evaluating the Tender Offer.

  PURSUANT TO THE TERMS OF THE TENDER OFFER, TENDERS OF DEBENTURES MAY BE WITHDRAWN IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE LETTER OF TRANSMITTAL AT ANY TIME PRIOR TO THE EXPIRATION TIME. See "The Tender Offer-- Withdrawal of Tenders."

  THE TENDER OFFER IS NOT BEING MADE TO (NOR WILL THE SURRENDER OF DEBENTURES FOR PURCHASE BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF DEBENTURES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE TENDER OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

  The Offeror makes no recommendation as to whether or not Holders should tender their Debentures in the Tender Offer.

  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY
REPRESENTATION ON BEHALF OF THE OFFEROR OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH
RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  EACH HOLDER IS URGED TO READ CAREFULLY THE ENTIRE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS.

                                   IMPORTANT

  Any Holder desiring to tender Debentures should either (i) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein and mail or deliver such manually signed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Debentures (or confirmation of the transfer of such Debentures into the account of the Depositary (as defined herein) with a Book-Entry Transfer Facility (as defined herein) pursuant to the procedures for book-entry transfer set forth herein) and any other required documents, to Northwestern Trust and Investors Advisory Company (the "Depositary") or (ii) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. HOLDERS WHOSE DEBENTURES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR OTHER NOMINEE IF THEY DESIRE TO TENDER THEIR DEBENTURES SO REGISTERED.

  A Holder who desires to tender Debentures and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Debentures are not immediately available may tender such Debentures by following the procedures for guaranteed delivery set forth herein. See "The Tender Offer-- Procedures for Tendering Debentures--Guaranteed Delivery."

  NAMSCO has provided the Offeror with a list of the Holders. This Offer to Purchase, the related Letter of Transmittal and, if required, any other relevant materials are being mailed to the Holders, to the extent their names and addresses are on this list.

  Questions and requests for assistance with, or additional copies of, this Offer to Purchase or the Letter of Transmittal may be directed to Georgeson & Company Inc., the Information Agent for the Tender Offer, at its address and telephone number set forth on the last page of this Offer to Purchase.

                             AVAILABLE INFORMATION

  NAMSCO is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning NAMSCO can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or at the Commission's world wide web site at http://www.sec.gov.

  Holders are urged to review NAMSCO's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1995 and NAMSCO's Quarterly Reports on Form 10-QSB/A for the three months ended March 31, 1996, June 30, 1996 and September 30, 1996 (Commission File No. 0-16371) in connection with this Offer to Purchase.

  Except as otherwise indicated, information with respect to NAMSCO and the Debentures contained in this Offer to Purchase is based upon documents and reports publicly filed by NAMSCO with the Commission. Although the Offeror has no information that any statements contained in this Offer to Purchase are untrue, the Offeror does not take responsibility for the accuracy or completeness of any information contained in this Offer to Purchase which is derived from such public documents, or for any failure by NAMSCO to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Offeror.

  NAMSCO will provide without charge to each person, including any beneficial owner, to whom this Offer to Purchase is delivered, at the request of such person, a copy of any of the foregoing documents (but excluding the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Ms. Kathy Ell, PLM Consulting Group, LLC, at 6416 Pacific Highway East, Tacoma, WA 98424, phone (206) 922-0355.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary....................................................................   5
Certain Considerations.....................................................   8
Market and Trading Information.............................................   9
The Tender Offer...........................................................   9
Certain Federal Income Tax Considerations..................................  18
Selected Financial Data....................................................  20
Miscellaneous..............................................................  21

                                    SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial information in this Offer to Purchase.

THE OFFEROR

  The Offeror is a limited liability company formed specifically to act as the acquiror in the Tender Offer and is wholly owned by NMS Holding Company L.L.C. ("NMS Holding"). PLM Consulting Group, LLC ("PLM") holds a 98% interest in NMS Holding. The remaining 2% of NMS Holding is owned by the following four individuals: Messrs. Tom Price, Michael Price, Paul Luke and Kenneth McCarthy.

  Michael A. Price has served as Chief Executive Officer of TFC since July 1996. Previously, he served as President of TFC from 1976 to 1996. Mr. Price has been the primary officer and majority shareholder of TFC for the last twenty years.

  Thomas W. Price has served as President of TFC since July 1996. He previously served as Vice President of TFC from 1986 to 1996. Mr. Price has been actively involved with TFC for the past ten years.

  Kenneth W. McCarthy, Jr. is currently Senior Vice President/General Counsel of TFC (effective July 1, 1996). Previously, Mr. McCarthy was engaged in the private practice of law and was managing principal of McCarthy and Hogan, a Puyallup, Washington law firm from 1990 to 1996.

  Paul B Luke, currently Senior Vice President/Director of Finance of TFC (effective July 1, 1996). He previously practiced as a certified public accountant and tax partner of BDO Seidman, LLP since January 1992.

  Messrs. Tom Price and Michael Price together own T&W Financial Corp. ("TFC"), a privately-held company operating primarily in the equipment lease business. Messrs. Luke and McCarthy are employed by TFC.

  As disclosed in NAMSCO's periodic reports filed with the Commission, on August 27, 1996, NAMSCO caused a limited liability company ("L.L.C.") to be formed in which NAMSCO's wholly-owned subsidiary became a member with a 98% interest. The remaining 2% is owned by Mr. Merrill P. Womach, President and Chief Executive Officer of NAMSCO. NAMSCO's wholly-owned subsidiary contributed substantially all its operating equipment and leasehold improvements to this L.L.C. as consideration for its interest. Those assets were then sold, subject to all liens and encumbrances, to TFC for $1,922,929. The L.L.C. was formed to facilitate the assignment by NAMSCO to TFC of its indebtedness to Sanwa Business Credit Corp. ("Sanwa"). By agreement dated September 5, 1996, Sanwa agreed to and did transfer and assign the indebtedness, together with the security interests securing that indebtedness, to TFC, for a payment of $1,622,929. The L.L.C. then leased the assets back from TFC pursuant to a five-year lease with monthly payments, including interests, of $40,857. The lease was subsequently assigned by the L.L.C. to NAMSCO's wholly-owned subsidiary, so that the wholly-owned subsidiary would have a direct obligation to TFC for the monthly payments. The debt represented by the lease is guaranteed by Mr. Womach.

  Currently, NAMSCO's management has initiated discussions with TFC, as the replacement secured lender, to forgive the difference between $1,622,929 and the total amount of the indebtedness, or approximately $4,500,000. However, no assurance can be made at this time that this will occur.

THE DEBENTURES

  The Debentures were issued pursuant to an Indenture dated as of May 30, 1993 and under the Debtors' Amended Plan of Reorganization dated April 27, 1993. Subject to and upon compliance with the provisions of Article Twelve of the Indenture, the Debentures are convertible into shares of NAMSCO Common Stock, $.007 par value, at a conversion price of $2.50 Principal Amount per share. In addition, the first $1,000,000 Principal Amount of Debentures to make the election to convert may do so at a conversion price of $2.00 Principal Amount per share.

  As of November 15, 1996, no Principal Amount of Debentures has been converted to NAMSCO Common Stock. Such Common Stock is neither listed on a national securities exchange nor quoted on a dealer system. There is, accordingly, a limited public trading market for NAMSCO Common Stock.

THE TENDER OFFER

 Purpose of the Tender Offer

  Currently, the Offeror does not intend to change the management or operations of NAMSCO and has no plans for any extraordinary transaction involving NAMSCO. The Offeror is acquiring the Debentures for investment purposes and to protect the position currently held by its affiliate, TFC.

  However, as the Offeror, its affiliates and members are knowledgeable in the equipment leasing industry, the Offeror may provide consulting services to NAMSCO in the future, if requested to do so by NAMSCO's management and may receive compensation therefor.

  Although none of the Offeror or any of its affiliates has any present plans or intentions with respect to a liquidation or sale of assets of NAMSCO or with respect to the management or operations of NAMSCO, their respective plans in these regards could change at any time in the future.

 The Purchase Price

  The Purchase Price for the Debentures tendered and accepted for payment pursuant to the Tender Offer shall be equal to 20% of their Principal Amount. Neither defaulted interest nor accrued interest will be paid on the Debentures purchased pursuant to the Tender Offer.

 Principal Terms of the Tender Offer

  Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Offeror is offering to purchase for cash all of the outstanding Debentures ($5,858,154.82 million Principal Amount, outstanding as of November 15, 1996), for the Offer Consideration. The Offeror does not directly or indirectly own any Debentures. See "The Tender Offer--Principal Terms of the Tender Offer" and "--Expiration Date; Extension; Amendment; Termination."

  Completion of the Tender Offer may have a material adverse effect on the value and liquidity of Debentures not purchased pursuant to the Tender Offer. See "Certain Considerations--Potential Adverse Effects of the Tender Offer on Market for Debentures Not Tendered."

 Conditions of the Tender Offer

  Notwithstanding any other provision of the Tender Offer, the Offeror's obligation to accept for purchase and to pay for Debentures validly tendered pursuant to the Tender Offer is expressly made subject to and conditioned upon, among other things, (a) the satisfaction of the Minimum Tender Condition, and (b) the satisfaction of the General Conditions. The Offeror, in its sole discretion, may waive any of the conditions to the Tender Offer in whole or in part, at any time and from time to time. See "The Tender Offer-- Conditions of the Tender Offer."

 Expiration Date; Extension; Amendment; Termination

  The Tender Offer will expire at the Initial Expiration Time, unless extended by the Offeror. The term "Expiration Time" means the Initial Expiration Time or, if the Tender Offer is extended, the latest date and time to which the Tender Offer is so extended by the Offeror. The term "Expiration Date" means the Initial Expiration Date or, if the Tender offer is extended, the latest date to which the Tender Offer is so extended by the Offeror. The Offeror expressly reserves the right to extend the Tender Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making a public announcement by press release (which shall include disclosure of the approximate principal amount of Debentures deposited to date) to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

  The Offeror expressly reserves the right to amend any term of the Tender Offer or terminate the Tender Offer at any time prior to the acceptance of Debentures for purchase. See "The Tender Offer--Expiration Date; Extension; Amendment; Termination."

 Acceptance of Debentures for Payment; Payment for Debentures

  Promptly after the later of (a) the Expiration Time and (b) the satisfaction or waiver of the conditions specified herein, the Offeror will accept for payment all Debentures validly tendered under the Tender Offer (or defectively tendered, if the Offeror has waived such defect) and not properly withdrawn. The date on which the Offeror accepts Debentures for purchase is referred to herein as the "Acceptance Date." Promptly thereafter, the Offeror will pay the Offer Consideration for such Debentures. The date of payment with respect to the Tender Offer is referred to herein as the "Payment Date." See "The Tender Offer--Acceptance of Debentures for Payment; Payment for Debentures."

 Procedures for Tendering Debentures

  For Debentures to be validly tendered pursuant to the Tender Offer, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof) together with a signature guarantee and any other documents required by the instructions to the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase (and in the Letter of Transmittal), and either certificates evidencing the tendered Debentures must be received by the Depositary at any of such addresses or such Debentures must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Depositary, in each case prior to the Expiration Time. A Holder who desires to tender Debentures and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Debentures are not immediately available may tender such Debentures by following the procedures for guaranteed delivery set forth herein.

  Any beneficial owner (i) whose Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and (ii) who wishes to tender Debentures should contact such nominee promptly and instruct such nominee to tender such Debentures on behalf of such beneficial owner. If a beneficial owner of Debentures desiring to tender Debentures is not the registered Holder of such Debentures, such beneficial owner may tender such Debentures in the manner described in the Letter of Transmittal. See the Letter of Transmittal and "The Tender Offer--Procedures for Tendering Debentures--Delivery of Letters of Transmittal."

  LETTERS OF TRANSMITTAL, DEBENTURES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO THE DEPOSITARY ONLY. LETTERS OF TRANSMITTAL, DEBENTURES AND ANY OTHER REQUIRED DOCUMENTS SHOULD NOT BE SENT TO THE OFFEROR, THE CORPORATE TRUSTEE UNDER THE INDENTURE (THE "TRUSTEE") OR THE INFORMATION AGENT. THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

 Withdrawal of Tenders

  TENDERS OF DEBENTURES MAY BE WITHDRAWN, IN ACCORDANCE WITH THE PROCEDURES SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL, AT ANY TIME PRIOR TO THE EXPIRATION TIME. In the event of termination or withdrawal of the Tender Offer, the Debentures tendered pursuant thereto will be returned to the tendering Holder promptly. See "The Tender Offer--Withdrawal of Tenders."

 Certain Federal Income Tax Considerations

  See "Certain Federal Income Tax Considerations" for a discussion of certain tax matters that should be considered in evaluating the Tender Offer.

 Depositary

  The Depositary is Northwestern Trust and Investors Advisory Company. See "The Tender Offer--Depositary."

 Information Agent

  The Offeror has retained Georgeson & Company Inc. to act as Information Agent in connection with the Tender Offer. The Information Agent may contact Holders of debentures regarding the Tender Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and the related materials to beneficial owners of the Debentures. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at its address or telephone number on the last page of this Offer to Purchase. See "The Tender Offer--Information Agent."

 Certain Considerations

  See "Certain Considerations" and "Certain Federal Income Tax Considerations" for discussions of certain factors that should be considered in evaluating the Tender Offer, and also see "Certain Considerations--Potential Adverse Effects of the Tender Offer on Market for Debentures Not Tendered."

  The Debentures currently are registered under Section 12 of the Exchange Act, which means, among other things, that NAMSCO is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. If the Debentures were to be held by fewer than 300 persons, NAMSCO could apply to de-register the Debentures under the Exchange Act. As the Offeror intends to own all Debentures upon the consummation of the Tender Offer, it is anticipated that upon consummation of the Tender Offer, NAMSCO will cause the Debentures to cease to be registered under Section 12 of the Exchange Act.

                            CERTAIN CONSIDERATIONS

  The following considerations, in addition to the other information set forth herein, should be considered carefully by Holders of Debentures.

DEFAULTS UPON DEBENTURES

  NAMSCO is currently in default on the payment of interest on the Debentures. Based on information obtained from the Trustee, NAMSCO made interest payments on the Debentures in the aggregate amount of $158,067.52 in 1996, in separate payments of $53,922.43, $50,445.34 and $53,699.75. As of November 15, 1996,
defaulted interest on the Debentures totals $429,598.00. Neither defaulted interest nor accrued interest will be paid on the Debentures purchased pursuant to the Tender Offer. NAMSCO and the Trustee entered into a Forbearance Agreement dated September 27, 1996, in which NAMSCO stated that it is in default on the payment obligations set forth in the Indenture governing the Debentures and in which the Trustee informed NAMSCO of certain other alleged defaults. Pursuant to the Forbearance Agreement, the Trustee agreed to forebear from the commencement of legal proceedings for the collection of the indebtedness from any source, including NAMSCO, until the earlier of (i) the occurrence of an Event of Default within the meaning of the Indenture or (ii) October 24, 1996. The "forbearance period" has expired and the default in interest payments has not been cured.

NO RELIANCE ON INDEPENDENT VALUATION OF DEBENTURES

  The Offeror has made its own independent analysis in establishing the Offer Consideration. No independent person has been retained by the Offeror to evaluate or render any opinion with respect to the fairness of the Offer Consideration.

POTENTIAL ADVERSE EFFECTS OF THE TENDER OFFER ON MARKET FOR DEBENTURES NOT TENDERED

  There currently is only a limited trading market for the Debentures. See "Market and Trading Information." To the extent that Debentures are tendered and accepted for payment in the Tender Offer, the trading market for Debentures that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Debentures. The extent of the public market for the Debentures and the availability of price quotations would depend upon a number of factors, including the number of Holders of Debentures remaining outstanding at such time and the interest in maintaining a market in such Debentures on the part of securities firms. As a result, there can be no assurance that any trading market for the Debentures will exist after consummation of the Tender Offer. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Debentures that are not purchased in the Tender Offer may be affected adversely to the extent that the amount of Debentures purchased pursuant to the Tender Offer reduces the float. The reduced float also may tend to make the market price of the Debentures that are not so tendered and accepted for payment more volatile. The float of the Debentures may be further reduced by purchases by the Offeror in the open market or otherwise of Debentures that remain outstanding following the consummation of the Tender Offer.

FEDERAL INCOME TAX CONSIDERATIONS

  SEE "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN TAX MATTERS THAT SHOULD BE CONSIDERED IN EVALUATING THE TENDER OFFER.

EFFECT ON HOLDERS WHO DO NOT TENDER

  If the Tender Offer is successful, the Offeror will hold at least 66 2/3% Principal Amount of Debentures outstanding. Upon the consummation of the Tender Offer, the Offeror will have certain powers under the Indenture governing the Debentures. The Indenture provides for amendment by supplemental indentures with the consent of two-thirds of the Principal Amount of Debentures then outstanding. In addition, Holders of a majority in Principal Amount of the outstanding Debentures may remove the Trustee.

  Although the Offeror does not currently have any specific plans to modify or alter the Indenture, it may in the future employ its position and do so, as provided under the Indenture.

                        MARKET AND TRADING INFORMATION

  There is a limited public trading market for the Debentures. Prices and trading volume of the Debentures in the over-the-counter market are not reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the Debentures, may differ from actual trading prices and should be viewed as approximations. According to NAMSCO, Offerman & Co., Inc., Minneapolis, Minnesota, did, at one time make a market in the Debentures and may have participated in transactions in the Debentures at prices which may be higher or lower than the price being offered in this Tender Offer. Offerman & Co., Inc. are not obligated to make a market in the Debentures and any market making may be discontinued at any time without notice. Holders are urged to contact their own brokers to obtain current information with respect to market prices for the Debentures that they hold.

  Although there are some limited resale mechanisms available to the Holders wishing to sell their Debentures, there is no formal trading market for the Debentures. Accordingly, Holders who desire liquidity may wish to consider the Tender Offer. The Tender Offer affords a significant number of Holders an opportunity to dispose of their Debentures for cash, which alternative otherwise might not be available to them. For a discussion of the right of Holders to convert Debentures into NAMSCO Common Stock, see "Summary--The Debentures."

                               THE TENDER OFFER

PURPOSE OF THE TENDER OFFER

  Currently, the Offeror does not intend to change the management or operations of NAMSCO and has no plans for any extraordinary transaction involving NAMSCO. The Offeror is acquiring the Debentures for investment purposes and to protect the position currently held by its affiliate, TFC, as discussed under "Summary--The Offeror."

  However, as the Offeror, its affiliates and members are knowledgeable in the equipment leasing industry, the Offeror may provide consulting services to NAMSCO in the future, if requested to do so by NAMSCO's management.

DETERMINATION OF THE PURCHASE PRICE

  The Purchase Price for the Debentures tendered and accepted for payment pursuant to the Tender Offer shall be equal to 20% of their Principal Amount. Neither defaulted interest nor accrued interest will be paid on the Debentures purchased pursuant to the Tender Offer. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Consideration and no representation is made by the Offeror as to such fairness. Other measures of the value of the Debentures may be relevant to Holders of Debentures. Holders are urged to consider carefully all of the information contained herein and consult with their own advisor, tax, financial or otherwise, in evaluating the terms of the Tender Offer before deciding whether to tender Debentures.

PRINCIPAL TERMS OF THE TENDER OFFER

  Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, the Offeror is offering to purchase for cash all of the outstanding Debentures ($5,858,154.82 million Principal Amount, outstanding as of November 15, 1996) for the Offer Consideration.

CONDITIONS OF THE TENDER OFFER

  Notwithstanding any other provision of the Tender Offer, the Offeror will not be required to accept for payment, or to pay for, Debentures tendered pursuant to the Tender Offer and may terminate, extend or amend the Tender Offer and may, subject to Rule 14e-1 under the Exchange Act, postpone the acceptance of Debentures so tendered if, at the Expiration Time, (a) the Minimum Tender Condition shall not have been satisfied, or (b) any of the General Conditions shall not have been satisfied.

  For purposes of the foregoing provisions, all of the "General Conditions" shall be deemed to have been satisfied unless any of the following conditions shall occur on or prior to the Acceptance Date:

    (i) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person in connection with the Tender Offer that is, or is reasonably likely to be, in the sole judgment of the Offeror, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of NAMSCO or the Offeror;

    (ii) there shall have occurred any material adverse development, in the sole judgment of the Offeror, with respect to any action or proceeding concerning NAMSCO;

    (iii) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Offeror, would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of NAMSCO;

    (iv) there shall have occurred or be likely to occur any event that, in the sole judgment of the Offeror, would or might prohibit, prevent, restrict or delay consummation of the Tender Offer or that will, or is reasonably likely to, materially impair the contemplated benefits to the Offeror of the Tender Offer, or otherwise result in the consummation of the Tender Offer not being or not reasonably likely to be in the best interests of NAMSCO or the Offeror;

    (v) the Trustee shall have objected in any respect to, or taken any action that could, in the sole judgment of the Offeror, adversely affect, the consummation of the Tender Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Offeror in making the Tender Offer or the acceptance of, or payment for, any of the Debentures pursuant to the Tender Offer;

    (vi) there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the U.S. securities or financial markets, (b) any significant adverse change in the trading prices for the Debentures or any financial market, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Offeror, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (g) any imposition of a general suspension of trading or limitation of prices on the New York Stock Exchange, Inc. or (h) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; and

    (vii) there shall have occurred any material adverse development which, in the sole judgment of the Offeror, makes the Tender Offer not in the best interest of NAMSCO or the Offeror.

  The conditions to the Tender Offer are for the sole benefit of the Offeror and may be asserted by the Offeror in its sole discretion regardless of the circumstances giving rise to such conditions or may be waived by the Offeror, in whole or in part, in its sole discretion, whether or not any other condition of the Tender Offer also is waived. The Offeror has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by the Offeror concerning the events described in this section shall be final and binding upon all persons.

EXPIRATION DATE; EXTENSION; AMENDMENT; TERMINATION

  The Tender Offer will expire at the Initial Expiration Time, unless extended by the Offeror. The term "Expiration Time" means the Initial Expiration Time or, if the Tender Offer is extended (including pursuant to any required extension described in the next paragraph), the latest time to which the Tender Offer is so extended by the Offeror. The term "Expiration Date" means the Initial Expiration Date or, if the Tender Offer is extended, the latest date to which the Tender Offer is so extended by the Offeror. The Offeror expressly reserves the right to extend the Tender Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making a public announcement by press release (which shall include disclosure of the approximate principal amount of Debentures deposited to date) to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Tender Offer, all Debentures previously tendered and not accepted for payment will remain subject to the Tender Offer and, subject to the terms and conditions of the Tender Offer, may be accepted for payment by the Offeror.

  Notwithstanding anything herein to the contrary, the Offeror expressly reserves the absolute right, in its sole discretion, to (a) waive any condition to the Tender Offer, (b) amend any term of the Tender Offer and (c) modify the Offer Consideration. If, prior to the Expiration Date, the Offeror increases the Offer Consideration, such increased Offer Consideration will be paid with respect to all Debentures that are purchased pursuant to the Tender Offer, whether or not such Debentures were tendered prior to such increase in Offer Consideration. Any waiver or amendment applicable to the Tender Offer will apply to all Debentures tendered regardless of when or in what order such Debentures were tendered. If the Offeror makes a material change in the terms of either the Tender Offer or in the information concerning the Tender Offer or if it waives a material condition of the Tender Offer, the Offeror will disseminate additional Tender Offer materials and will extend the Tender Offer in each case to the extent required by law. If the Tender Offer is amended in a manner determined by the Offeror, in its sole discretion, to constitute a material adverse change to the Holders of Debentures (other than a decrease in the amount of Debentures subject to the Tender Offer or an increase or decrease in the Offer Consideration discussed below), the Offeror promptly will disclose such amendment in a public announcement and will extend the Tender Offer for a period deemed by it to be adequate to permit Holders of Debentures to withdraw their tenders. If the

Offeror decreases the amount of Debentures subject to the Tender Offer or increases or decreases the Offer Consideration offered in the Tender Offer, the Offeror will, to the extent required by applicable law, cause the Tender Offer to be extended, if necessary, so that the Tender Offer remain open at least until the expiration of ten business days from the date that notice of such increase or decrease is first published, sent or given by the Offeror to Holders of Debentures. For purposes of the Tender Offer, the term "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through Midnight, New York City time.

  The Offeror expressly reserves the right, in its sole discretion, to terminate the Tender Offer if any of the conditions applicable thereto set forth above under "--Conditions of the Tender Offer" shall exist and shall not have been waived by the Offeror. Any such termination will be followed promptly by public announcement thereof. In the event the Offeror shall terminate or withdraw the Tender Offer, it shall give immediate notice thereof to the Depositary, and all Debentures theretofore tendered and not accepted for payment shall be returned promptly to the tendering Holders thereof. See "--Withdrawal of Tenders" and "--Conditions of the Tender Offer."

  Following the completion of the Tender Offer, the Offeror and its affiliates may acquire additional Debentures. Any such acquisitions may be made through private purchases, through one or more future tender offers or by any other means deemed advisable, and may be at prices higher or lower than the price to be paid for the Debentures purchased to the Tender Offer.

ACCEPTANCE OF DEBENTURES FOR PAYMENT; PAYMENT FOR DEBENTURES

  Upon the terms and subject to the conditions of the Tender Offer, the Offeror will accept for payment Debentures validly tendered pursuant to the Tender Offer (or defectively tendered, if the Offeror has waived such defect) prior to the Expiration Time and not properly withdrawn, promptly after the later of (a) the Expiration Time and (b) the satisfaction or waiver of the conditions specified herein under "--Conditions of the Tender Offer." The Offeror will not accept Debentures for payment prior to the Expiration Date.

  The Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of Debentures tendered under the Tender Offer or the payment for Debentures accepted for payment (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer), or to terminate the Tender Offer and not accept for payment any Debentures not theretofore accepted for payment, if any of the conditions set forth above under "--Conditions of the Tender Offer" shall not have been satisfied or waived by the Offeror. In all cases, Debentures will only be accepted for payment pursuant to the Tender Offer after timely receipt by the Depositary of such Debentures (or confirmation of book-entry transfer thereof) and a properly completed and validly executed applicable Letter of Transmittal (or a facsimile thereof), and any other documents required thereby, unless such requirements are waived by the Offeror.

  For purposes of the Tender Offer, the Offeror will be deemed to have accepted for payment validly tendered Debentures (or defectively tendered, if the Offeror has waived such defect) if, as and when the Offeror gives oral or written notice thereof to the Depositary. No tender of Debentures will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Payment for Debentures accepted for payment in the Tender Offer will be made by the Offeror on the Payment Date by deposit with the Depositary, which will act as agent for the tendering Holders for the purposes of receiving the Offer Consideration and transmitting the Offer Consideration to such Holders. Upon the terms and subject to the conditions of the Tender Offer, delivery of the Offer Consideration for Debentures accepted for payment pursuant to the Tender Offer will be made by the Depositary promptly after receipt of funds for the payment of such Debentures by the Depositary.

  If, for any reason, acceptance for payment of, or payment for, validly tendered Debentures pursuant to the Tender Offer is delayed or the Offeror is unable to accept for payment, or to pay for, validly tendered Debentures pursuant to the Tender Offer, then the Depositary may, nevertheless, on behalf of the Offeror, retain tendered

Debentures, without prejudice to the rights of the Offeror described under "-- Conditions of the Tender Offer" and "--Expiration Date; Extension; Amendment; Termination" above and "-- Withdrawal of Tenders" below, but subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the Debentures deposited by or on behalf of Holders thereof promptly after the termination or withdrawal of a tender offer.

  If any tendered Debentures are not accepted for payment for any reason pursuant to the terms and conditions of the Tender Offer or if certificates are submitted evidencing more Debentures than are tendered, certificates evidencing unpurchased Debentures will be returned, without expense, to the tendering Holder (or, in the case of Debentures tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth under the caption "--Procedures for Tendering Debentures--Book-Entry Transfer" below, such Debentures will be credited to the account maintained at such Book-Entry Transfer Facility from which such Debentures were delivered), unless otherwise requested by such Holder under "Special Payment Instructions" or "Special Delivery Instructions" in the Letter of Transmittal, promptly following the Expiration Date or the termination of the Tender Offer. However, the Offeror is under no obligation pursuant to the "Special Payment Instructions" box or "Special Delivery Instructions" box of the Letter of Transmittal to transfer any Debentures from the name of the registered Holder(s) thereof if the Offeror does not accept for payment any of the principal amount of such Debentures.

  Tendering Holders of Debentures purchased and paid for in the Tender Offer will be obligated to pay any brokerage commissions and fees and any transfer taxes with respect to the purchase of their Debentures, to the extent any such commissions, fees or taxes are payable (e.g., if the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal has been completed). The Offeror will pay all other charges and expenses in connection with the Tender Offer. See "--Depositary" and "--Miscellaneous" below.

DETERMINATION OF VALIDITY

  All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Debentures will be determined by the Offeror, in its sole discretion, whose determination shall be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders determined by it not to be in proper form, or the acceptance of or payment for which may, in the opinion of the Offeror's counsel, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Tender Offer or any defect or irregularity in any tender of Debentures of any particular Holder whether or not similar defects or irregularities are waived in the case of other Holders.

SOURCE OF FUNDS

  The Offeror expects that approximately $1,200,000 would be required to acquire all of the Debentures sought pursuant to the Tender Offer and to pay related fees and expenses. The Offeror intends to obtain all of such funds from unsecured credit facilities currently available and previously established by the Offeror. As of November 15, 1996, the Offeror had available an aggregate of approximately $2,700,000 under its existing credit facilities.

PROCEDURES FOR TENDERING DEBENTURES

 General

  HOLDERS SHOULD REVIEW THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY.

  For Debentures to be validly tendered pursuant to the Tender Offer, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof) together with a signature guarantee and any other documents required by the instructions to the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase (and in the Letter of Transmittal), and either certificates evidencing the tendered Debentures must be received by the Depositary at any of such addresses or such Debentures must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of such book-entry transfer must be received by the Depositary, in each case prior to the Expiration Time. A Holder who desires to tender Debentures and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Debentures are not immediately available must comply with the procedures for guaranteed delivery set forth below. Letters of Transmittal, Debentures and any other required documents should be sent only to the Depositary, and not to the Offeror, the Trustee or the Information Agent.

 Delivery of Letters of Transmittal

  If the certificates for Debentures are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to tender such Debentures pursuant to the Tender Offer, the certificates evidencing such Debentures must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or bond powers guaranteed as provided below. If the Letter of Transmittal is signed by a beneficial owner who is not the registered Holder of such Debentures, such registered Holder must complete and sign a valid proxy, signed exactly as the name or names of such registered Holder or Holders appear on the certificates, with the signatures on the proxy guaranteed as provided below.

  ANY BENEFICIAL OWNER WHOSE DEBENTURES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AND WHO WISHES TO TENDER DEBENTURES SHOULD CONTACT SUCH REGISTERED HOLDER PROMPTLY AND INSTRUCT SUCH REGISTERED HOLDER TO TENDER DEBENTURES ON BEHALF OF SUCH BENEFICIAL OWNER. If such beneficial owner wishes to tender such Debentures directly, such beneficial owner must, prior to completing and executing the Letter of Transmittal and, where applicable, delivering such Debentures, either make appropriate arrangements to register ownership of the Debentures in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take a considerable amount of time.

  THE METHOD OF DELIVERY OF DEBENTURES, LETTERS OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING DEBENTURES. INSTEAD OF EFFECTING DELIVERY BY MAIL, IT IS RECOMMENDED THAT TENDERING HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDER OF DEBENTURES WILL BE ACCEPTED. EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, THE DELIVERY WILL BE DEEMED MADE WHEN ACTUALLY RECEIVED BY THE DEPOSITARY.

 Signature Guarantees

  Signatures on the Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution" as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to herein as an "Eligible Institution") unless (a) the Letter of Transmittal is signed by the registered Holder of the Debentures tendered therewith (or by a participant in one of the Book-Entry Transfer Facilities (as defined herein) whose name appears on a security position listing as the owner of such Debentures) and neither the "Special Payment Instructions" box nor the "Special Delivery Instructions" box of the Letter of Transmittal is completed, or (b) such Debentures are tendered for the account of an Eligible Institution.

 Book-Entry Transfer

  The Depositary will establish a new account or utilize an existing account with respect to the Debentures at each of The Depository Trust Company ("DTC") (the "Book Entry Transfer Facility") promptly after the date of this Offer to Purchase (to the extent such arrangements have not been made previously by the Depositary), and any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of the Debentures may make book-entry delivery of

Debentures by causing the Book-Entry Transfer Facility to transfer such Debentures into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Debentures may be effected through book entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and validly executed (or a facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (and in the Letter of Transmittal) prior to the Expiration Time, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

 Guaranteed Delivery

  If a Holder desires to tender Debentures pursuant to the Tender Offer and
(a) certificates representing such Debentures are not immediately available,
(b) time will not permit such Holder's Letter of Transmittal, certificates evidencing such Debentures or other required documents to reach the Depositary prior to the Expiration Time or (c) such Holder cannot complete the procedures for book-entry transfer prior to the Expiration Time, a tender of Debentures may be effected if all the following are complied with:

    (a) such tender and delivery is made by or through an Eligible
  Institution;

    (b) prior to the Expiration Time, the Depositary has received from such Eligible Institution(s), at one of the addresses of the Depositary set forth on the last page of this Offer to Purchase (and Letter of Transmittal), a properly completed and validly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) in substantially the form provided with this Offer to Purchase, setting forth the name(s) and address(es) of the registered Holder(s), and the principal amount of Debentures being tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the date of the Notice of Guaranteed Delivery, the applicable Letter of Transmittal validly executed (or a facsimile thereof), together with certificates evidencing the Debentures or confirmation of book-entry transfer of such Debentures into the Depositary's account with a Book-Entry Transfer Facility, and any other documents required by the applicable Letter of Transmittal and the instructions thereto, will be deposited by such Eligible Institution with the Depositary; and

    (c) such Letter of Transmittal in proper form, properly completed and validly executed (or a facsimile thereof), with any required signature guarantees, together with certificates evidencing all physically delivered Debentures in proper form for transfer (or confirmation of book-entry transfer of such Debentures into the Depositary's account with a Book-Entry Transfer Facility) and any other required documents are received by the Depositary within three NYSE trading days after the date of such Notice of Guaranteed Delivery.

 Mutilated, Lost, Stolen or Destroyed Certificates

  If a Holder desires to tender Debentures pursuant to the Tender Offer, but the certificates evidencing such Debentures have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone National City Bank of Minneapolis, the Trustee, at the address or telephone number listed below about procedures for obtaining replacement certificates for such Debentures or arranging for indemnification or any other matter that requires handling by such Trustee:

                       NATIONAL CITY BANK OF MINNEAPOLIS
                               651 Nicollet Mall
                         Minneapolis, Minnesota 55402
                           Telephone: (612) 904-8719

 Other Matters

  Notwithstanding any other provision of the Tender Offer, Debentures will only be accepted for payment pursuant to the Tender Offer after timely receipt by the Depositary of the tendered Debentures (or confirmation of book-entry transfer of such Debentures into the Depositary's account with a Book-Entry Transfer Facility), together with a properly completed and validly executed Letter of Transmittal (or a facsimile thereof) and any other required documents.

  Tenders of Debentures pursuant to any of the procedures described above and acceptance thereof by the Offeror will constitute a binding agreement between the Offeror and the tendering and consenting Holder of the Debentures, upon the terms and subject to the conditions of the Tender Offer.

  All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Debentures, and the withdrawal thereof, will be determined by the Offeror, in its sole discretion, which determination shall be final and binding. Alternative conditional or contingent tenders of Debentures will not be considered valid. The Offeror reserves the absolute right to reject any or all tenders of Debentures that are not in proper form or the acceptance of which, in the Offeror's opinion, would be unlawful. The Offeror also reserves the right to waive any defects, irregularities or conditions of tender as to particular Debentures. The Offeror's interpretation of the terms and conditions of the Tender Offer (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Debentures must be cured within such time as the Offeror determines, unless waived by the Offeror. Tenders of Debentures shall not be deemed to have been made until all defects and irregularities have been waived by the Offeror or cured. None of the Offeror, the Depositary, the Trustee, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Debentures, or will incur any liability to Holders for failure to give any such notice.

WITHDRAWAL OF TENDERS

  TENDERS OF DEBENTURES MAY BE WITHDRAWN, IN ACCORDANCE WITH THE PROCEDURES SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL, AT ANY TIME PRIOR TO THE EXPIRATION TIME. In the event of termination or withdrawal of the Tender Offer, the Debentures tendered pursuant thereto will be returned to the tendering Holder promptly.

  Holders who wish to exercise their right of withdrawal with respect to the Tender Offer must give written notice of withdrawal delivered by mail or hand delivery or facsimile transmission, which notice must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (and in the Letter of Transmittal) prior to the Expiration Time. In order to be effective, a notice of withdrawal must specify the name of the person who tendered the Debentures to be withdrawn, the name in which the Debentures are registered, if different from that of the person who tendered the Debentures, and the principal amount of Debentures to be withdrawn. If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such Debentures) to the Depositary, the name of the registered Holder and the certificate number or numbers relating to such Debentures withdrawn also must be furnished to the Depositary as aforesaid prior to the physical release of the certificates for the withdrawn Debentures (or, in the case of Debentures transferred by book entry transfer, the name and number of the account of the Book-Entry Transfer Facility to be credited with withdrawn Debentures). The notice of withdrawal must be signed by the Holder in the same manner as the Letter of Transmittal (including, in any case, any required signature guarantees) or be accompanied by evidence satisfactory to the Offeror that the person withdrawing the tender has succeeded to the beneficial ownership of such Debentures. Withdrawals of tenders of Debentures may not be rescinded and any Debentures withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. However, properly withdrawn Debentures may be retendered by following the procedures therefor, described elsewhere herein, at any time prior to the Expiration Time.

  If the Offeror is delayed in its acceptance for payment of, or payment for, any Debentures or is unable to accept for payment or pay for Debentures pursuant to the Tender Offer for any reason, then, without prejudice to the Offeror's rights hereunder, tendered Debentures may be retained by the Depositary on behalf of the Offeror and may not be withdrawn may not be revoked (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the Debentures deposited by or on behalf of the Holders promptly after the termination or withdrawal of a tender after), except as otherwise provided in this section.

BACKUP WITHHOLDING

  For a discussion of federal income tax considerations relating to backup withholding, see "Certain Federal Income Tax Considerations--Backup Withholding and Substitute Form W-9."

INFORMATION AGENT

  The Offeror has retained Georgeson & Company Inc. to act as Information Agent in connection with the Tender Offer. The Information Agent may contact Holders regarding the Tender Offer and may request brokers, dealers and other nominees to forward the Offer to Purchase and related materials to beneficial owners of Debentures.

  Georgeson & Company Inc. will be paid customary fees for its services as Information Agent in connection with the Tender Offer. In addition, Georgeson & Company Inc. will be reimbursed for its reasonable out-of-pocket expenses (including the reasonable fees and disbursements of counsel). The Offeror also has agreed to indemnify Georgeson & Company Inc. against certain liabilities, including liabilities under the federal securities laws.

  Requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent at the address set forth on the last page of this Offer to Purchase.

  The Information Agent assumes no responsibility for the accuracy or completeness of the information concerning the Offeror contained herein or for any failure by the Offeror to disclose events which have occurred that may affect the significance or accuracy of such information.

  Except as otherwise indicated, information contained in this Offer to Purchase is based upon documents and reports publicly filed by NAMSCO with the Commission. Although the Offeror has no information that any statements contained in this Offer to Purchase are untrue, the Offeror does not take responsibility for the accuracy or completeness of any information contained in this Offer to Purchase which is derived from such public documents, or for any failure by NAMSCO to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Offeror. See "Available Information" for reference to the reports publicly filed by NAMSCO.

DEPOSITARY

  Northwestern Trust and Investors Advisory Company has been appointed Depositary for the Tender Offer. All deliveries and correspondence sent to the Depositary should be directed to one of its addresses set forth on the last page of this Offer to Purchase (and in the Letter of Transmittal). The Offeror has agreed to pay the Depositary customary fees for its services. The Offeror has agreed to indemnify the Depositary against certain liabilities, including liabilities under the federal securities laws.

MISCELLANEOUS

  In connection with the Tender Offer, directors, officers and regular employees of the Offeror (who will not be specifically compensated for such services) may solicit tenders by use of the mails, personally or by telephone, telegram or facsimile transmissions. The Offeror also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Debentures and in handling or forwarding tenders of Debentures by their customers.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERALLY

  The following discussion summarizes certain federal income tax consequences resulting from the sale of the Debentures pursuant to the Tender Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations (the "Treasury Regulations"), judicial authority, and administrative rulings and practice, all as currently existing and in effect. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect the tax consequences of the sale of the Debentures.

  The following discussion applies to Holders who are (i) citizens or residents of the United States, (ii) domestic corporations or (iii) otherwise subject to United States federal income taxation on a net basis in respect of the Debentures and who hold the Debentures as "capital assets" (generally, property held for investment). The discussion does not address all of the federal income tax consequences that may be relevant to any particular Holder in view of such Holder's individual tax situation. Also, certain Holders (including insurance companies, tax-exempt organizations, financial institutions, dealers in securities, S corporations, foreign corporations, persons that hold Debentures that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

SALE OF DEBENTURES PURSUANT TO TENDER OFFER

  A sale of Debentures by a Holder pursuant to the Tender Offer will be a taxable transaction for federal income tax purposes. Subject to the market discount rules discussed below, a Holder will recognize capital gain or loss on such a sale of Debentures in an amount equal to the difference between: (i) the amount of cash received for the Debentures; and (ii) the Holder's adjusted tax basis in the Debentures on the date of the sale. Such capital gain or loss will be long-term capital gain or loss if the Holder held the Debentures for more than one year on the date of the sale. A Holder's adjusted tax basis in the Debentures generally is equal to the cost of the Debentures to such Holder. However, if a Holder acquired the Debentures at a "market discount" (as defined below) or at a premium, then such Holder's adjusted tax basis in the Debentures would, as appropriate, either be increased by any market discount previously included in income by the Holder pursuant to an election to include market discount in gross income currently as it accrues or reduced by any amortizable bond premium that the Holder has previously deducted pursuant to an election to deduct amortizable bond premium from gross income on an annual basis as it accrues.

  The foregoing general rules regarding the recognition of capital gain or loss on a sale of Debentures are subject to certain "market discount" rules that apply to Holders who acquired Debentures at a market discount from a prior Holder thereof. For purposes of these rules, and subject to a de minimis exception, the term "market discount" means the excess of the stated redemption price at maturity of a Debenture over the Holder's tax basis in such Debenture immediately after its acquisition by such Holder. In general, any gain realized by a Holder on the sale of a Debenture having market discount in excess of a de minimis amount will constitute ordinary income to the extent of the market discount that has accrued while the Debenture was held by the Holder, unless the Holder has elected to include market discount in income currently as it accrues. The amount of the market discount that will be treated as ordinary income on the sale of a Debenture will be computed on a straight line basis or, at the election of the Holder, on a constant yield method.

  HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF TENDERING OR FAILING TO TENDER THEIR DEBENTURES, INCLUDING THE APPLICATION OF ANY GIFT, ESTATE, STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS.

INFORMATION REPORTING

  Information statements will be provided by the Offeror to the IRS and to Holders whose Debentures are sold pursuant to the Tender Offer reporting the payment of the Offer Consideration (except with respect to Holders that are exempt from the information reporting rules, such as corporations).

BACKUP WITHHOLDING AND SUBSTITUTE FORM W-9

  Under federal income tax law, certain Holders whose Debentures are accepted for payment are required to provide the Depositary (as payor) with such Holder's correct taxpayer identification number on the Substitute Form W-9 (included as part of the applicable Letter of Transmittal). If the Holder is an individual, the taxpayer identification number is his or her social security number. If the Depositary is not provided with the correct taxpayer identification number, the Holder may be subject to a $50 penalty imposed by the IRS. In addition, payments that are made to such Holder may be subject to backup withholding. Certain Holders (including, among others, corporations) are not subject to these backup withholding and reporting requirements. If backup withholding applies, the Depositary is required to withhold 31 percent of any payment made to the Holder. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of federal income taxes, a refund may be obtained from the IRS provided the required information is furnished.

  To prevent backup withholding, the Holder or other payee is required to complete the Substitute Form W-9 on the Letter of Transmittal certifying that the taxpayer identification number provided on such form is correct and that such Holder or other payee is not subject to backup withholding.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER'S SITUATION OR STATUS. THE SUMMARY IS BASED ON THE PROVISIONS OF THE CODE, TREASURY REGULATIONS, PROPOSED REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. EACH HOLDER OF DEBENTURES (INCLUDING HOLDERS OF DEBENTURES WHO DO NOT TENDER THEIR DEBENTURES) SHOULD CONSULT WITH SUCH HOLDER'S TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO SUCH HOLDER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF THE SALE OF THE DEBENTURES.

                            SELECTED FINANCIAL DATA

  Set forth below is a summary of certain financial data for NAMSCO which has been excerpted from NAMSCO's Annual Report on Form 10-KSB/A for the year ended December 31, 1995 and its Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 1996.

  The following table sets forth in comparative tabular form a summary of selected financial data for each of NAMSCO's last two full years:

                       NAMSCO CORPORATION AND SUBSIDIARY

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,   DECEMBER 31,  DECEMBER 31,
                                          1996            1995          1994
                                    ----------------- ------------  ------------
Revenues:
  New music installations..........    $ 1,970,831    $ 7,261,829   $ 6,132,183
  Renewal contracts................        954,167        446,598       340,329
  Tribute contracts................      1,201,892        801,623       725,825
  Direct sales and other...........        526,578        689,308       770,725
  Finance..........................      1,784,323      2,170,767     1,601,877
  Service..........................        365,000        533,726       535,068
  Rental...........................        354,092        517,676       527,531
  Other sales......................              0         72,083             0
                                       -----------    -----------   -----------
      Total........................      7,156,883     12,493,610    10,633,538
                                       -----------    -----------   -----------
Costs and Expenses:
  Cost of sales....................      1,337,840      4,590,865     4,760,931
  Selling, general and
   administrative..................      2,981,547      3,979,590     3,781,359
  Maintenance......................        615,649        937,748       944,209
  Loss on removal of tape playback
   equipment.......................              0        836,254       831,555
                                       -----------    -----------   -----------
      Total........................      4,935,036     10,394,457    10,318,054
                                       -----------    -----------   -----------
Income from operations.............      2,221,847      2,099,153       315,485
                                       -----------    -----------   -----------
Other expense:
  Interest.........................      1,822,544      2,254,884     1,981,558
  Cancellation of sales-type
   leases:
    Systems replaced with CD
     equipment.....................      1,031,666              0             0
    Removed systems................        566,953              0             0
  Other miscellaneous expense......              0        160,685             0
                                       -----------    -----------   -----------
      Total........................      3,421,133      2,415,569     1,981,558
Income (Loss) before income taxes..     (1,199,286)      (316,416)   (1,666,074)
Provision for income taxes.........       (386,417)      (515,800)      394,000
                                       -----------    -----------   -----------
Net loss...........................    $  (812,869)   $  (832,216)  $(1,272,074)
                                       ===========    ===========   ===========
Weighted average common shares
 outstanding.......................      4,319,902      4,319,902     4,319,902
                                       -----------    -----------   -----------
Income (Loss) per share of common
 stock.............................    $      (.19)   $      (.19)  $      (.29)
                                       -----------    -----------   -----------

                                 MISCELLANEOUS

  The Tender Offer is not being made to (nor will tenders of Debentures be accepted from or on behalf of) Holders of Debentures in any jurisdiction in which the making or acceptance of the Tender Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror, in its sole discretion, may take such action as it may deem necessary to make the Tender Offer in any such jurisdiction in compliance with the laws of such jurisdiction, and may extend the Tender Offer to Holders of Debentures in such jurisdiction.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Offeror has filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Tender Offer. Such Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning NAMSCO in "Available Information" (except that they will not be available at the regional offices of the Commission).

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR WHICH IS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON.

                               INFORMATION AGENT

                           Georgeson & Company Inc.
                               Wall Street Plaza
                           New York, New York 10005
                           (212) 344-4600 (collect)

                                  DEPOSITARY

               Northwestern Trust and Investors Advisory Company
                         1201 Third Avenue, 20th Floor
                           Seattle, Washington 98101
                    (206) 442-6400 (reference Tender Offer)